    As filed with the Securities and Exchange Commission on August 28, 2003

                                                         Registration No. ______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                   ----------

                           PATTERSON-UTI ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                          Delaware                                                      75-2504748
(State or other jurisdiction of incorporation or organization)              (I.R.S. Employer Identification No.)

            4510 Lamesa Highway, Snyder, Texas                                            79549
          (Address of Principal Executive Offices)                                     (Zip Code)

                                   ----------

 PATTERSON-UTI ENERGY, INC. AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
                          (Full title of the Plan(s))

                                   ----------

                                Cloyce A. Talbott
                             Chief Executive Officer
                           Patterson-UTI Energy, Inc.
                    4510 Lamesa Highway, Snyder, Texas 79549
                                 (325) 574-6300
            (Name, address and telephone number of agent for service)

                                   Copies to:

         Jonathan D. Nelson                                                     Michael W. Conlon
         Chief Financial Officer, Vice President - Finance,                     Fulbright & Jaworski L.L.P.
            Secretary and Treasurer                                             1301 McKinney, Suite 5100
         Patterson-UTI Energy, Inc.                                             Houston, Texas 77010-3095
         4510 Lamesa Highway
         Snyder, Texas  79549

                                   ----------

                         CALCULATION OF REGISTRATION FEE

                                                          Proposed maximum
   Title of securities to           Amount to be         offering price per     Proposed maximum aggregate          Amount of
        be registered               registered (1)            share (2)              offering price (2)        registration fee (2)
   ----------------------          ----------------      ------------------     --------------------------     --------------------
Common Stock, par value
$.01 per share                     4,450,000 shares            $29.93                   $133,188,500                 $10,775

(1) Represents an increase in the number of shares authorized for issuance under the Patterson-UTI Energy, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the "1997 Plan") by amendments of the 1997 Plan approved on May 30, 2002 at the 2002 Annual Meeting of Stockholders and April 30, 2003 at the 2003 Annual Meeting of Stockholders. There are also registered hereby the following: (a) such indeterminate number of shares of common stock as may become issuable by reason of the anti-dilution provisions of the 1997 Plan, and (b) preferred stock purchase rights which trade with, and are represented by, the shares of common stock, pursuant to the Rights Agreement dated January 2, 1997, as amended, between Patterson Energy, Inc. and Continental Stock Transfer & Trust Company, as rights agent.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of common stock of Patterson-UTI Energy, Inc. on NASDAQ on August 21, 2003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         This Registration Statement registers additional securities of the same class for which a registration statement on Form S-8 (Registration No. 333-60470), filed on May 8, 2001, and Post-Effective Amendment No. 1 to Form S-8, filed on July 25, 2001, relating to the Patterson-UTI Energy, Inc. Amended and Restated 1997 Long-Term Incentive Plan, are effective. Pursuant to Instruction E of Form S-8, the contents of the prior registration statement and post-effective amendment are incorporated herein by reference, except that Items 5, 6 and 8 are hereby superseded as set forth below.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") allows a corporation to indemnify directors, officers, employees and agents for costs and expenses incurred by or in connection with an action, suit or proceeding brought by reason of their position as a director, officer, employee or agent. The person indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses under certain circumstances. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights of indemnification or advancement of expenses to which directors, officers, employees and agents may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

         [E]liminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective...

         The DGCL further empowers the board of directors to make other indemnification as authorized under the certificate of incorporation, bylaws or any corporate resolution or agreement so long as the indemnification is consistent with the DGCL.

         The Registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant's Amended and Restated Bylaws provide that, to the maximum extent and in the manner permitted by the DGCL, the Registrant shall indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant, provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers and, provided further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors of the Registrant, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or (iv) such indemnification is required to be made pursuant to an individual contract. The Registrant's Amended and Restated Bylaws also provide that the Registrant may advance the payment of expenses, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise, and that the indemnification and advancement of expense provisions of the bylaws are nonexclusive. The Registrant maintains director and officer liability insurance covering director and officer indemnification.

         The Registrant has an Indemnity Agreement with each of its directors and executive officers. The standard for indemnification under the Indemnity Agreement is substantially the same as under the Registrant's Amended and Restated Bylaws. The Indemnity Agreement, however, provides for the creation of a trust account in the event of a "change in control" (as defined in the Indemnity Agreement), funded in an amount sufficient to reasonably satisfy any and all expenses incurred by a director or executive officer in connection with investigating, preparing for, participating in, and/or defending any proceeding relating to any Indemnifiable Event (as defined in the Indemnity Agreement). The trustee of such trust account is to be selected by the director or executive officer receiving the indemnity under the Indemnity Agreement.

         In the Agreement and Plan of Merger between Patterson Energy, Inc. and UTI Energy Corp. dated as of February 4, 2001, pursuant to which UTI Energy Corp. ("UTI") merged with and into Patterson Energy, Inc. with the Registrant as the surviving corporation (the "UTI Merger"), the Registrant agreed to indemnify the former officers and directors of UTI from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the UTI Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under UTI's certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the UTI Merger, the Registrant will provide UTI's officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the UTI Merger; provided that the maximum aggregate amount of premiums that the Registrant will be required to pay to provide and maintain this coverage does not exceed $300,000 per year.

         In the Agreement and Plan of Merger among TMBR/Sharp Drilling, Inc. ("TMBR/Sharp"), Patterson-UTI Acquisition, LLC and the Registrant dated as of May 26, 2003, the Registrant agreed, from and after the effective time of the merger (the "TMBR/Sharp Merger"), to indemnify the present and former officers, directors and employees of TMBR/Sharp who act as a fiduciary under any of TMBR/Sharp's employee benefit plans from liabilities arising out of in whole or in part such person's acts or omissions as a director, officer or employee of TMBR/Sharp. The Registrant also agreed to advance such persons the reasonable litigation expenses in connection with investigating, preparing and defending any action arising out of such acts or omissions. In addition, for a period of six years after the effective time of the TMBR/Sharp Merger, the Registrant will provide TMBR/Sharp's officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the TMBR/Sharp Merger; provided that the maximum aggregate amount of premiums that the Registrant will be required to pay to provide and maintain this coverage does not exceed $275,000 per year.

ITEM 8. EXHIBITS.

        4.1 Patterson-UTI Energy, Inc. Amended and Restated 1997 Long-Term Incentive Plan (1)

        5.1              Opinion of Fulbright & Jaworski L.L.P.

        23.1             Consent of Independent Auditors,
                         PricewaterhouseCoopers LLP

        23.2             Consent of Independent Auditors, Ernst & Young LLP

        23.3             Consent of Independent Petroleum Engineer, M. Brian
                         Wallace, P.E.

        23.4             Consent of Fulbright & Jaworski L.L.P. (included in
                         Exhibit 5.1)

        24.1             Power of Attorney (2)

(1) Incorporated herein by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended June 30, 2003, filed on July 28, 2003.

(2)      Included in the signature page to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snyder, State of Texas, on the 28th day of August, 2003.

                                        PATTERSON-UTI ENERGY, INC.



                                        By: /s/ CLOYCE A. TALBOTT
                                           -------------------------------------
                                            Cloyce A. Talbott
                                            Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cloyce A. Talbott and A. Glenn Patterson, or either of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of August, 2003.

                 SIGNATURE                                                           TITLE
                 ---------                                                           -----
            /s/ CLOYCE A. TALBOTT                            Chief Executive Officer, Director (principal executive
-------------------------------------------                  officer)
              Cloyce A. Talbott


            /s/ JONATHAN D. NELSON                           Vice President-Finance, Chief Financial Officer,
-------------------------------------------                  Secretary, Treasurer (principal financial officer and
              Jonathan D. Nelson                             principal accounting officer)


            /s/ MARK S. SIEGEL                               Chairman of the Board, Director
-------------------------------------------
              Mark S. Siegel


            /s/ A. GLENN PATTERSON                           President, Chief Operating Officer, Director
-------------------------------------------
              A. Glenn Patterson


            /s/ KENNETH N. BERNS                             Senior Vice President, Director
-------------------------------------------
              Kenneth N. Berns


             /s/ ROBERT C. GIST                              Director
-------------------------------------------
               Robert C. Gist


            /s/ CURTIS W. HUFF                               Director
-------------------------------------------
              Curtis W. Huff


             /s/ TERRY H. HUNT                               Director
-------------------------------------------
               Terry H. Hunt


            /s/ KENNETH R. PEAK                              Director
-------------------------------------------
              Kenneth R. Peak


            /s/ NADINE C. SMITH                              Director
-------------------------------------------
              Nadine C. Smith

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------

   4.1                   Patterson-UTI Energy, Inc. Amended and Restated 1997
                         Long-Term Incentive Plan (1)

   5.1                   Opinion of Fulbright & Jaworski L.L.P.

   23.1                  Consent of Independent Auditors,
                         PricewaterhouseCoopers LLP

   23.2                  Consent of Independent Auditors, Ernst & Young LLP

   23.3                  Consent of Independent Petroleum Engineer, M. Brian
                         Wallace, P.E.

   23.4                  Consent of Fulbright & Jaworski L.L.P. (included in
                         Exhibit 5.1)

   24.1                  Power of Attorney (2)

(1) Incorporated herein by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended June 30, 2003, filed on July 28, 2003.

(2)      Included in the signature page to this Registration Statement.